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Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

The Board of Directors and Partners
Duke Realty Corporation
Duke Realty Limited Partnership:

        We consent to the use of our audit report dated January 30, 2002, except as to note 15, which is as of October 9, 2002, with respect to the consolidated balance sheets and financial statement schedule of Duke Realty Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2001. We also consent to the use of our audit report dated January 30, 2002, except as to note 15, which is as of October 9, 2002, on the consolidated balance sheets and financial statement schedule of Duke Realty Limited Partnership and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and partners' equity for each of the years in the three-year period ended December 31, 2001. Each of these reports is incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
November 25, 2002

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  Exhibit 23.2